EXHIBIT (A)(5)(E)
For Immediate Release
Friendly LRL Holdings Completes Transfer of Funds Sufficient to Pay Purchase Price for all Outstanding Shares to the Depositary and Paying Agent in New York
     Geneva, Switzerland, July 24, 2009 — Friendly LRL Holdings LLC (“FLH”) released the following statement in connection with its pending tender offer to acquire all of the outstanding common stock of Startech Environmental Corporation (OTC Bulletin Board: STHK.OB) (“Startech”) for $0.65 per share in cash currently set to expire at 12:00 midnight, EST, on Friday, July 31, 2009:
     FLH today announced that it has completed the previously-announced transfer of funds sufficient to purchase all of the outstanding shares of Startech at the tender offer price to the depositary and paying agent for the offer, Continental Stock Transfer & Trust Company. Such funds are being held in the depositary’s account at J.P. Morgan Chase in New York, New York.
     Sergey Mitirev of FLH commented: “Having previously amended our tender offer to waive and remove certain conditions to the offer, and now having arranged for funds to be readily available in the U.S., we believe we have addressed the purported concerns raised by the Startech Board and are prepared to accept and promptly pay for all validly tendered shares upon expiration of the offer, assuming the remaining conditions to the offer are satisfied or waived.”
     Dmitry Timoshin of FLH added: “Notwithstanding Startech’s claim that it continues to be in discussions with potential investors with respect to an investment in the company, Startech has refused to describe or disclose any terms or details with respect to any such discussions or potential alternative financing arrangements. Given Startech’s statement in its amended Schedule 14D-9 filing on July 17th that it will require substantial amounts of additional equity capital in the near term in order to continue as a going concern, we believe it is imperative that Startech’s shareholders be promptly provided with all relevant information so that they can meaningfully evaluate the relative certainty our offer provides against the uncertain prospects for Startech given the current financing environment and Startech’s historic operating performance and current financial condition as reflected in its securities filings.”
Source: Friendly LRL Holdings LLC
Contact:
Morrow & Co., LLC (Information Agent for the offer)
Stamford, CT
(800) 607-0088 or (203) 658-9400
DISCLAIMER: CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Statements in this press release that are not historical facts are “forward-looking statements”. Such forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, among others: the willingness of Startech shareholders to tender their shares in the tender offer and the number and timing of shares tendered and the satisfaction of the conditions to the tender offer described in the Offer to Purchase and related materials filed by FLH with the Securities and Exchange Commission. This press release speaks only as of its date, and FLH undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.
ADDITIONAL INFORMATION AND WHERE TO FIND IT. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, Letter of Transmittal and other related tender offer materials), as amended, filed by FLH and its affiliates with the SEC on July 6, 2009. The tender offer statement (and related materials), as they may be amended from time to time, contain important information, including the terms and conditions of the offer, that should be read carefully before any decision is made with respect to the tender offer. These materials may be obtained for no charge upon request to Morrow & Co., LLC, the information agent for the tender offer, by calling toll-free at 1-800-607-0088. In addition, these materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site at www.sec.gov.